Exhibit 10.23
FOURTH AMENDMENT TO CREDIT AGREEMENT
THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of June 30, 2003, by and between STARTEK, INC., a Delaware corporation and STARTEK USA, INC., a Colorado corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).
RECITALS
WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of June 30, 2003, as amended from time to time (“Credit Agreement”).
WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.
NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:
1. Section 4.9 (a) and (b) is hereby deleted in its entirety, and the following substituted therefor:
“(a) Tangible Net Worth measured at the end of each fiscal quarter end, with “Tangible Net Worth” defined as the aggregate of total stockholders’ equity plus subordinated debt less any intangible assets, not at any time less than $95,000,000.00 through December 31, 2006 and shall increase (but never decrease) at each subsequent fiscal quarter end by an amount equal to 25% of net income (but only if positive) for each fiscal quarter then ended. Base was reset to $95,000,000 with June 2007 Amendment; therefore, first compliance with reset base is at June 30, 2007.
(b) Net income after taxes not less than $1.00 on a quarterly basis, determined as of each fiscal quarter end.”
2. Bank is aware that Borrower is in breach of Section 4.9(b) of the Credit Agreement for the period ending March 31, 2008, which requires that Borrower not have a net loss for such period. Bank has decided to waive its default rights with respect to this breach for the period ending March 31, 2008. This waiver applies only to this specific instance. It is not a waiver of any subsequent breach of the same provision of the Agreement, nor is it a waiver of any breach of any other provision of the Agreement. Bank reserves all of the rights, powers and remedies available to Bank under the Credit Agreement and any related documents, including the right to cease making advances and the right to accelerate any indebtedness, if any subsequent breach of the same provision or any other provision of the Agreement should occur.
3. In consideration of the changes set forth herein and as a condition to the effectiveness hereof, immediately upon signing this Amendment Borrower shall pay to Bank a non-refundable fee of $5,000.00.

4. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.
5. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

STARTEK, INC.		WELLS FARGO BANK NATIONAL ASSOCIATION

By:	/s/ David Durham	By:	/s/ Wendee Crowley
TITLE: EVP/CFO			Wendee Crowley, Vice President

By:	/s/ Sylvia A. Church
TITLE: VP Controller

STARTEK, INC.

By:	/s/ David Durham
TITLE: EVP/CFO

By:	/s/ Sylvia A. Church
TITLE: VP Controller